Exhibit 99(2)

Amerada Hess – 4th Quarter 2003 Conference Call

Comments by John Hess

Thank you Jay, and welcome to our fourth quarter conference call. I would like to make a few brief comments on some of our key accomplishments during 2003 and provide some guidance for 2004. John Schreyer will then review the 4th quarter financials, after which we will be pleased to take your questions.

In 2003, we made a great deal of progress in 1) advancing our strong portfolio of development projects, 2) reshaping our existing asset portfolio, 3) restructuring our Exploration and Production organization, 4) creating value through focused, high impact exploration, and 5) strengthening our balance sheet and financial flexibility.

Over the past several years we have significantly shifted our exploration and production capital expenditures to field developments. In 2003 we invested $707 million, or 56% of our upstream capital spending in developments, and in 2004, we plan to invest approximately $900 million, or about 63% of our upstream capital expenditures in developments. This compares to average annual development spending during 2000-2002 of $423 million, or 37% of upstream capital expenditures (excluding acquisitions).

We are currently funding 12 development projects which in aggregate are expected to add new production to the company in excess of 100 thousand barrels of oil equivalent per day by 2006. In addition, the lower costs of this new production combined with other cost cutting moves should reduce unit costs by $2-3 per barrel by 2006.

All 12 of our key development projects are moving forward and should be on production by 2006. I would like to briefly highlight a few of these projects.

Development of the Llano field is progressing as planned and we expect the field to commence production during the second quarter of this year. Net production from Llano should average 8 mboe/d in 2004 and 15 mboe/d in 2005.

We recently made a trip to Southeast Asia and visited our operations in that part of the world. Installation of the JDA pipeline is scheduled to begin this quarter. The pipeline will be tied into our platform in April and be fully installed by the end of the year. Construction of the gas separation plant has commenced and should be completed by the third quarter of 2005. It is important to note that we will sell our gas at the platform and that the buyers, Petronas and PTT, are responsible for funding the pipeline and gas separation plant. We still expect first production to occur during the second half of 2005 at a net rate of 160 mmcf/d. Demand for natural gas in the region continues to increase driven by very strong economic growth and we intend to negotiate with the buyers to sign additional Gas Sales Agreements.

Appraisal drilling in the Northern Block G area in Equatorial Guinea has completed and we are preparing to move forward with the development. Currently, we are in the process of incorporating the well data into our sub-surface models and optimizing our development concept. We are targeting submission of a Plan of Development to the government of Equatorial Guinea in the second quarter of this year.

In terms of reshaping our portfolio, in 2003 we sold $545 million of assets of which $478 million were mature or high cost exploration and production properties. We also completed two significant asset swaps in 2003. In the first, we swapped mature, high cost assets in Colombia for a 25% interest in significant, long-lived natural gas reserves in the Malaysia - Thailand JDA, bringing our interest in the area to 50%. In the second transaction, we transferred a 14% interest and the operatorship of the Scott and Telford Fields in the North Sea in exchange for a 22.5% interest in the Llano Field in the deepwater Gulf of Mexico, bringing our interest in the field to 50%.

Last year we took steps to restructure our Exploration and Production business. As part of this reorganization, we have reduced headcount by about 30%, or roughly 700 positions. As a result, we expect to achieve annual after-tax cost savings of $30 million. Sixty percent of these savings are expected to be realized in 2004, and the full amount realized in 2005.

With regard to exploration, our strategy is to drill fewer, but higher impact wells than in the past. In 2004 we expect to drill around 15 high impact exploration wells, including some appraisal wells. In 2004, over one half of our exploration activity will be in the deepwater Gulf of Mexico.

During the fourth quarter we announced the positive results of two significant deep water Gulf of Mexico wells: the successful appraisal of our Shenzi discovery, in which we have a 28% interest and which encountered nearly 500 feet of net oil pay, and Tubular Bells, in which we have a 20% interest. Both Shenzi and Tubular Bells will be further appraised in 2004 and we are confident that both of these discoveries will be developed with first production likely in 2008.

Our refining and marketing business posted its best annual results in a decade. Earnings at HOVENSA, our refining joint venture in the U.S. Virgin Islands, and our retail and energy marketing businesses were strong. We believe that our downstream Return on Capital Employed and Net Income per Barrel of Refined Product Sold will rank in the top quartile versus competitors for 2003. The first quarter has started off well and we anticipate another strong year for our refining and marketing business in 2004.

The company’s financial position was significantly strengthened in 2003. Proceeds from assets sales totaled $545 million; we generated free cash flow, after capital spending and dividends, of $175 million, and during the fourth quarter we issued $675 million of mandatory convertible preferred stock. These moves allowed us to reduce debt by over $1 billion in 2003 and resulted in our year-end debt to capitalization ratio declining to 42.5% from 54% at the end of 2002. We also had $518 million of cash at the end of the year. With a currently undrawn credit facility of $1.5 billion and negligible debt maturities over the next several years, we believe that we will have ample liquidity for the foreseeable future.

In 2004 our focus will be on creating value for shareholders by advancing our current development projects, appraising our recent discoveries and growing our proved reserve base. Portfolio reshaping will continue, but more as a normal course of business; no significant transactions are currently being contemplated. Assuming WTI prices average about $24 per barrel, we believe that our capital expenditures and cash flow will be roughly balanced in 2004.

Total capital spending for the corporation is forecast at $1.52 billion in 2004, versus, $1.36 billion in 2003, with about 95% of expenditures dedicated to exploration and production in both years. With regard to our production forecast, we exited the year at 355 mboe/d, which exceeded our previous guidance of 330-340 mboe/d. While we are running a bit a head of schedule thus far in January, we maintain our full year 2004 forecast of 325 mboe/d. Year-end 2003 proved reserves were 1.035 billion barrels of oil equivalent. Beyond 2004, we believe that both our reserves and production are on a positive trajectory.

We are taking the necessary steps to shift our expenditures toward developments, reshape our asset portfolio and strengthen our balance sheet. We believe that we are now well positioned to achieve sustained, profitable future growth.

I will now turn the call over to John Schreyer.